News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CROWN HOLDINGS, INC. REPORTS FIRST QUARTER 2017 RESULTS

Philadelphia, PA - April 19, 2017. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the first quarter ended March 31, 2017.

First Quarter Highlights

• Earnings per share $0.77 versus $0.57 in 2016
• Adjusted earnings per share $0.72 versus $0.69 in 2016
• $133 million of Q1 share repurchase; $60 million additional in April
• Beverage can growth projects on schedule

Net sales in the first quarter were $1,901 million compared to $1,893 million in the first quarter of 2016 reflecting increased beverage, food and aerosol can volumes and the pass through of higher material costs to customers, partially offset by $54 million of unfavorable currency translation impact.

Income from operations was $237 million in the quarter compared to $219 million in the first quarter of 2016. Segment income increased to $228 million in the first quarter compared to $221 million in the prior year first quarter and included $6 million of unfavorable currency translation impact.

Commenting on the quarter, Timothy J. Donahue, President and Chief Executive Officer, stated, “We are off to a solid start in 2017 with adjusted earnings per share increasing 4% over the prior year, led by firm results across most operations.

“At the same time, our capital projects remain on track. The first production line at our beverage can facility in Nichols, New York began commercial shipments in late January and the second line was completed this month. We have also completed the conversion of our beverage can plant in Custines, France from steel to aluminum with the start-up of the second high speed line this month. In Colombia, we are on schedule to expand beverage can capacity in June. Our new beverage can plant in Jakarta, Indonesia is expected  to begin commercial production at the end of the second quarter of this year, followed by the second line at our plant in Danang, Vietnam in the third quarter.  A new beverage can plant in Yangon, Myanmar and a glass bottle facility in Chihuahua, Mexico are both scheduled for start-up in the first half of 2018.”

Interest expense was $62 million in the first quarter of 2017 compared to $64 million in 2016 primarily due to lower outstanding debt.

Net income attributable to Crown Holdings in the first quarter was $107 million compared to $79 million in the first quarter of 2016. Reported diluted earnings per share were $0.77 in the first quarter of 2017 compared to $0.57 in 2016. Adjusted diluted earnings per share increased to $0.72 over the $0.69 in 2016 and included $0.04 per share of unfavorable currency translation impact.

A reconciliation from net income and diluted earnings per share to adjusted net income and adjusted diluted earnings per share is provided below.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Through April 18, 2017, the Company repurchased a total of 3.6 million of its common shares for $193 million, including 2.5 million shares for $133 million in the first quarter of 2017 and an additional 1.1 million shares for $60 million subsequent to the end of the quarter.

Outlook
The Company currently expects 2017 adjusted diluted earnings per share to be in the range of $3.80 to $4.00, consistent with its previous guidance and based on current exchange rate levels. Adjusted diluted earnings per share for the 2017 second quarter are expected to be in the range of $1.05 to $1.15.

The effective income tax rate for the full year of 2017 is expected to be approximately 26%, although it may vary from quarter to quarter. Cash provided by operating activities is currently expected to be approximately $875 million and management currently forecasts 2017 capital expenditures of approximately $450 million.

Non-GAAP Measures
Segment income, adjusted free cash flow, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, and the information presented excluding the impact of currency translation are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, net income, diluted earnings per share or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow as the principal measure of its liquidity. The Company considers both of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, and information excluding the impact of currency translation are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. Reconciliations of estimated adjusted diluted earnings per share for the second quarter and full year of 2017 to estimated diluted earnings per share on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share and could have a significant impact on earnings per share on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring costs, asset impairment charges, acquisition related costs including fair value adjustments to inventory, asbestos-related charges, losses from early extinguishment of debt, the tax impact of the items above, and the impact of tax law changes or other tax matters. The Company believes that adjusted free cash flow provides a meaningful measure of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or possible future dividends. Segment income, adjusted free cash flow, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and information excluding the impact of currency translation are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and information unadjusted for currency translation can be found within this release.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Conference Call
The Company will hold a conference call tomorrow, April 20, 2017 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (630) 395-0227 or toll-free (888) 606-8412 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s website, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on April 27. The telephone numbers for the replay are (203) 369-1490 or toll free (866) 470-8790.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the future impact of currency translation; the continuation of performance trends in 2017; the Company’s ability to successfully complete and begin production at capacity expansion projects within expected timelines and budgets in New York, France, Colombia, Indonesia, Vietnam, Myanmar and Mexico that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2016 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720
Edward Bisno, Bisno Communications, (212) 717-7578

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended
	March 31,
	2017	2016
Net sales	$1,901	$1,893

Cost of products sold	1,519	1,521
Depreciation and amortization	59	60
Selling and administrative expense	90	91
Restructuring and other	(4)	2
Income from operations (1)	237	219

Foreign exchange	(1)	(6)
Interest expense	62	64
Interest income	(3)	(3)
Loss from early extinguishment of debt	—	27
Income before income taxes	179	137
Provision for income taxes	46	38
Net income	133	99
Net income attributable to noncontrolling interests	(26)	(20)
Net income attributable to Crown Holdings	$107	$79
Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.77	$0.57
Diluted	$0.77	$0.57

Weighted average common shares outstanding:
Basic	138,475,013	138,105,319
Diluted	138,956,825	138,992,630
Actual common shares outstanding at quarter end	137,758,282	139,430,490

(1) A reconciliation from income from operations to segment income follows.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to add back provisions for asbestos and restructuring and other, the impact of fair value adjustments to inventory acquired in an acquisition, and the timing impact of hedge ineffectiveness.

	Three Months Ended March 31,
	2017	2016
Income from operations	$237	$219
Provision for restructuring and other	(4)	2
Impact of hedge ineffectiveness (1)	(5)	—
Segment income	228	221
Foreign currency translation (2)	6	—
Constant currency segment income	$234	$221
(1) Included in cost of products sold

Segment Information

	Three Months Ended March 31,
Net Sales	2017	2017 at	2016
	Actual	2016 rates (2)	Actual
Americas Beverage	$674	$688	$643
North America Food	153	154	146
European Beverage	303	316	315
European Food	379	397	398
Asia Pacific	278	281	277
Total reportable segments	1,787	1,836	1,779
Non-reportable segments	114	119	114
Total net sales	$1,901	$1,955	$1,893

Segment Income
Americas Beverage	$105	$107	$104
North America Food	16	16	12
European Beverage	51	52	46
European Food	47	49	49
Asia Pacific	39	39	35
Total reportable segments	258	263	246
Non-reportable segments	15	16	13
Corporate and other unallocated items	(45)	(45)	(38)
Total segment income	$228	$234	$221

(2) Information presented for 2017 at 2016 rates represents financial results assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior year period. In order to compute constant currency results, we multiply or divide, as appropriate, our current year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the applicable prior year average foreign exchange rates.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

	Three Months Ended March 31,
	2017		2016
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$107	$0.77	$79	$0.57
Impact of hedge ineffectiveness (1)	(5)	(.04)	—	—
Restructuring and other (2)	(4)	(.03)	2.01
Loss from early extinguishment of debt (3)	—	—	27.19
Income taxes (4)	2.02		(12)	(.08)
Adjusted net income/ diluted earnings per share	$100	$0.72	$96	$0.69

Effective tax rate as reported	25.7%		27.7%
Adjusted effective tax rate	25.9%		30.1%

Adjusted net income, adjusted diluted earnings per share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, diluted earnings per share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)
In the first quarter of 2017, the Company recorded a benefit of $5 million ($4 million net of tax) in cost of products sold related to hedge ineffectiveness caused primarily by volatility in the metal premium component of aluminum prices.

(2)
In the first quarter of 2017, the Company recorded restructuring and other charges of $2 million ($2 million net of tax) related to previously announced restructuring projects. In the first quarter of 2016, the Company recorded restructuring and other charges of $4 million ($2 million net of tax) primarily for pension settlement charges.

In the first quarter of 2017, the Company recorded net gains of $6 million ($5 million net of tax) for asset sales and impairments. In the first quarter of 2016, the Company recorded gains of $2 million ($2 million net of tax) for asset sales and impairments.

(3)
In the first quarter of 2016, the Company recorded a charge of $27 million ($17 million net of tax) for premiums paid and the write off of deferred financing fees in connection with the redemption of its outstanding $700 million notes due 2021.

(4)
In the first quarter of 2017, the Company recorded income tax charges of $2 million related to the items described above. In the first quarter of 2016, the Company recorded income tax benefits of $12 million related to the items described above.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

March 31,	2017	2016 (1)
Assets
Current assets
Cash and cash equivalents	$338	$257
Receivables, net	899	980
Inventories	1,417	1,413
Prepaid expenses and other current assets	234	254
Total current assets	2,888	2,904

Goodwill and intangible assets	3,357	3,627
Property, plant and equipment, net	2,898	2,727
Other non-current assets	727	712
Total	$9,870	$9,970

Liabilities and equity
Current liabilities
Short-term debt	$37	$67
Current maturities of long-term debt	57	239
Accounts payable and accrued liabilities	2,402	2,412
Total current liabilities	2,496	2,718

Long-term debt, excluding current maturities	5,206	5,293
Other non-current liabilities	1,309	1,456

Noncontrolling interests	316	304
Crown Holdings shareholders' equity	543	199
Total equity	859	503
Total	$9,870	$9,970

(1)	At December 31, 2016, prior period balance sheets were revised from previously reported amounts to correct how the Company calculates its estimated asbestos liability.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Three Months Ended March 31,	2017	2016

Cash flows from operating activities
Net income	$133	$99
Depreciation and amortization	59	60
Restructuring and other	(4)	2
Pension expense	5	7
Pension contributions	(13)	(25)
Stock-based compensation	4	6
Working capital changes and other	(504)	(557)
Net cash used for operating activities (1)	(320)	(408)

Cash flows from investing activities
Capital expenditures	(107)	(51)
Proceeds from sale of assets	3	4
Other	—	(1)
Net cash used for investing activities	(104)	(48)

Cash flows from financing activities
Net change in debt	343	(23)
Dividends paid to noncontrolling interests	(13)	(8)
Common stock repurchased	(133)	(4)
Other, net	2	31
Net cash provided by/(used for) financing activities	199	(4)

Effect of exchange rate changes on cash and cash equivalents	4	—

Net change in cash and cash equivalents	(221)	(460)
Cash and cash equivalents at January 1	559	717

Cash and cash equivalents at March 31	$338	$257

(1)    Adjusted free cash flow is defined by the Company as net cash used for operating activities less capital expenditures and certain other items. A reconciliation from net cash used for operating activities to adjusted free cash flow for the three months ended March 31, 2017 and 2016 follows:

Three Months Ended March 31,	2017	2016
Net cash used for operating activities	$(320)	$(408)
Capital expenditures	(107)	(51)
Free cash flow	(427)	(459)
Premiums paid to retire debt early	—	22
Adjusted free cash flow	$(427)	$(437)